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            [LETTERHEAD OF WEDBUSH MORGAN SECURITIES APPEARS HERE]


                               November 10, 1994

The Board of Directors
Citadel Holding Corporation
600 North Brand Boulevard
Glendale, California 91203

Gentlemen:

You have requested our opinion (the "Opinion"), as of the date hereof, as to the fairness, from a financial point of view, to the public shareholders (the "Shareholders") of Citadel Holding Corporation (the "Company") of the consideration ("Consideration") to be received by the Company in connection with a proposed financing (the "Financing") whereby the Company will issue 1,329,114 shares of Cumulative Voting Convertible Preferred Stock (the "Transaction") to Craig Corporation ("Craig") for an aggregate purchase price of $5,250,000.

Wedbush Morgan Securities is an investment banking firm and a member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and securities for corporate, estate tax and other purposes in connection with mergers and acquisitions, private placements and negotiated underwritings. We will receive a fee from the Company for our services in connection with this Opinion.

Our Opinion is limited to a determination of the fairness of the Consideration and does not pass on the merits of the Transaction in any other respect. We assume that the factual circumstances and terms, as they exist as of the date of our Opinion, will remain substantially unchanged through the time the Transaction is completed. We do not undertake to update our Opinion for any changes occurring between the date of the Opinion and the Transaction.

In arriving at our Opinion set forth below, we have among other things, reviewed the following information:

1. The publicly available financial and operating history of the Company and Fidelity Federal Bank.

2.  Price and trading activity for the Company's common stock.

3. The Presentation to Craig Corporation, Proposal for Equity Investment dated November 7, 1994.

4. The Citadel Holding Corporation, Board of Directors Meeting Agenda dated October 10, 1994.


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The Board of Directors                                        November 10, 1994
Citadel Holding Corporation                                         Page 2 of 3


5. The Term Sheet for equity infusion from Craig Corporation dated November 4, 1994.

6. The Credit Agreement among Citadel Realty, Inc., Citadel Holding Corporation and Craig Corporation dated as of August 2, 1994.

7. The Real Estate Purchase Agreement between Fidelity Federal Bank and Citadel Realty, Inc.--draft dated August 17, 1994.

8. The Stockholders' Agreement dated as of June 30, 1994 between Citadel Holding Corporation and Fidelity Federal Bank.

9. The Citadel Holding Corporation--draft of Proxy Statement dated October 26, 1994.

10. The appraisal of the property located at 3939 Veselich Avenue, Los Angeles, California, by Blanchard & Associates dated June 16, 1994.

11. The appraisal of the property located at 600 North Brand Boulevard, Glendale, California, by Charles R. Wilson & Associates, Inc. dated February 25, 1994.

12. The appraisal of the property located at 1661 East Camelback Road, Phoenix, Arizona, by Winius Montandon, Inc. dated June 30, 1994.

13. The appraisal of the property located at 14455 Ventura Boulevard, Sherman Oaks, California, by Charles R. Wilson & Associates, Inc. dated May 1994.

14. The appraisal of the property located at 21028 Parthenia Street, Canoga Park, California, by P. Scott Voltz & Associates dated October 11, 1993.

15. The appraisal of the property located at the southwest corner of Padua Avenue & Mt. Baldy Road, Claremont, California, by MT Associates, Inc. dated July 18, 1994.

16. The appraisal of the property located at 23200 South Western Avenue, Los Angeles, California, by P. Scott Voltz & Associates dated June 23, 1994.

17. The Investment Offering of the Sherman Oaks property by Marcus & Millichap.

18. The Company's press releases dated; August 1, 1994; August 4, 1994; September 1, 1994; October 20, 1994; and October 24, 1994.

19. The report by Marshall and Stevens dated November 8, 1994.

20. Description of Fidelity Class B Common Stock by Gibson, Dunn & Crutcher dated November 8, 1994.

21. Certificate of Designation.

22. Preferred Stock Purchase Agreement dated November 11, 1994.


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The Board of Directors                                        November 10, 1994
Citadel Holding Corporation                                         Page 3 of 3


We compared the financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded. We also considered the likelihood that the Company could sell its Cumulative Voting Convertible Preferred Stock or a similar security to another purchaser on better terms.

In rendering our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us, and do not assume any responsibility with respect to any of such information. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. We were provided with and have relied upon third party appraisals of the real property owned by the Company. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, except for the third party real property appraisals referred to above.

We have not negotiated, or participated in any way in the negotiation of, the terms of the Transaction. We have not been asked to consider, and our Opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon financial, business, economic, stock market and other conditions and circumstances as they exist and can be evaluated by us at the date of this letter, and we assume no obligation to monitor future events relating to any of the matters addressed herein, or to update this Opinion with respect thereto.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Shareholders.

                                         Sincerely,

                                         /s/ Wedbush Morgan Securities

                                         WEDBUSH MORGAN SECURITIES